Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 29 dated September 11, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             September 11, 2003

Issue Date:             September 16, 2003



CUSIP       Aggregate        Price to   Gross       Named       Dealers'
Number      Principal        Public     Agents'     Agents'     Selling
            Amount                     Concession  Concession  Concession

52519FBT7   $689,000.00      100.00%    2.70%       2.50%       2.00%


CUSIP       Net Proceeds     Interest Rate
Number      to Issuer        per Annum

52519FBT7   $670,397.00      5.75%



CUSIP       Interest Payment        First Interest      Maturity
Number      Dates                   Payment Date        Date

52519FBT7   Monthly on the 15th,    October 15, 2003    September 16, 2023
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FBT7   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing September 16, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.